As filed with the Securities and Exchange Commission on July 10, 2026

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ConnectM Technology Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-2898342
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Mount Royal Avenue, Suite 550

Marlborough, MA 01752

(Address of principal executive offices)(Zip code)

ConnectM Technology Solutions, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Bhaskar Panigrahi

Chief Executive Officer

2 Mount Royal Avenue, Suite 550

Marlborough, MA 01752

(617) 395-1333

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq.

Jesse L. Blue, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

ConnectM Technology Solutions, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on April 16, 2026;

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 26, 2026;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2026, January 9, 2026, January 20, 2026, January 27, 2026, February 3, 2026, February 4, 2026, February 19, 2026, March 3, 2026, March 12, 2026, March 18, 2026, April 7, 2026, both April 17, 2026 8-K’s and the 8-K/A, April 23, 2026, May 5, 2026, May 28, 2026, June 4, 2026, and June 25, 2026; and

4.	The description of the Registrant’s securities (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on April 16, 2026).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 of the DGCL permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145 of the DGCL.

The Registrant has adopted provisions in the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), that limit or eliminate the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director or officer, as the case may be, except for liability in limited circumstances. These limitations of liability do not alter director or officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) provide that:

●	the Registrant will indemnify its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
●	the Registrant will advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with its executive officers and directors. These agreements provide the directors and executive officers with certain contractual rights to indemnification and advancement for certain expenses, including reasonable attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s or an affiliate of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the request of the Company.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The Bylaws permit it to secure insurance on behalf of any of its officer, director, employee or agent of for any liability arising out of his or her actions, regardless of whether it would have the power to indemnify such person against such liability under the provisions of the Bylaws or otherwise. The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, NY 10004. The transfer agent’s telephone number is (212) 509-4000.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2024).
4.2	Specimen Warrant Certificate (included in Exhibit 4.3).
4.3	Warrant Agreement, dated May 10, 2022, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2022).
4.4	Description of Securities (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K filed with the Commission on April 16, 2026).
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP
23.1*	Consent of Independent Public Accounting Firm (Adeptus Partners LLC)
23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included on Exhibit 5.1).
23.3*	Consent of KNAV CPA LLP
24.1*	Power of Attorney (included on the signature page).
99.1*	ConnectM Technology Solutions, Inc. 2023 Equity Incentive Plan.
107*	Filing Fees Exhibit

* Filed or furnished herewith

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on July 10, 2026.

CONNECTM TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Bhaskar Panigrahi
Bhaskar Panigrahi
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bhaskar Panigrahi and Bala Padmakumar, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bhaskar Panigrahi	Chief Executive Officer and Chairman	July 10, 2026
Bhaskar Panigrahi	(principal executive officer)

/s/ Mahesh Choudhury	Principal Financial Officer & Vice President, U.S. Operations	July 10, 2026
Mahesh Choudhury	(principal financial officer and principal accounting officer)

/s/ Bala Padmakumar	Vice Chairman	July 10, 2026
Bala Padmakumar

/s/ Kathy Cuocolo	Director	July 10, 2026
Kathy Cuocolo

/s/ Stephen Markscheid	Director	July 10, 2026
Stephen Markscheid

/s/ Gautam Barua	Director	July 10, 2026
Gautam Barua